CALCULATION OF REGISTRATION FEE

	Maximum Aggregate	Amount of Registration
Title of Each Class of Securities Offered	Offering Price	Fee
Currency LASERS due 2015	$400,000	$45.84

PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 235 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-178081
Dated November 21, 2011	Dated July 30, 2012
Rule 424(b)(2)
$400,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Currency LASERS due August 2, 2015
Based on the Performance of the Brazilian Real Relative to the U.S. Dollar due August 2, 2015
Unlike ordinary debt securities, the Currency LASERS due August 2, 2015 Based on the Performance of the Brazilian Real Relative to the U.S. Dollar, which we refer to as the LASERS, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of LASERS that you hold, an amount in cash that will vary depending upon the performance of the Brazilian Real (“BRL”) relative to the U.S. dollar (“USD”) as of the valuation date, as measured by the specific currency performance formula described below.  If the currency performance is greater than the downside threshold of -50% on the valuation date, you will receive, in addition to the principal amount, a return based on the greater of the currency performance and the specified fixed percentage.  However, if the currency performance is equal to or less than -50%, the payment at maturity will be solely based on the currency performance, and, therefore, you will be fully exposed to the negative currency performance as of the valuation date and will suffer significant loss on your initial investment.  The LASERS are for investors who seek a BRL/USD exchange rate-based return as measured by the currency performance and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the currency performance is above the downside threshold value.  The payment at maturity may be significantly less than the stated principal amount and could be zero. The LASERS are senior unsecured obligations of Morgan Stanley, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each LASERS is $1,000.
•	We will not pay interest on the LASERS.
•
For each LASERS that you hold, you will receive at maturity the sum of the stated principal amount and the currency return amount.  This payment may be greater than or less than the stated principal amount.

•	The currency return amount will equal:
º	if the currency performance is greater than the downside threshold value of –50%,
$1,000 x [the greater of (i) currency performance and (ii) fixed percentage]
º	if the currency performance is less than or equal to the downside threshold value of -50%,
$1,000 x currency performance
In this scenario, the payment at maturity will be equal to or less than $500 per stated principal amount of LASERS and could be zero.  There is no minimum payment at maturity on the LASERS.
•	The fixed percentage will be equal to 26%.
•
The currency performance will be equal to 1 – (final exchange rate / initial exchange rate), provided that in no event will the currency performance be less than -100%.  The currency performance formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per LASERS to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the LASERS. See “How Does The Currency Performance Formula Work?” on PS-8.

•	The initial exchange rate is 2.0313, which is the exchange rate on July 30, 2012, the day we priced the LASERS for initial sale to the public, which we refer to as the pricing date.
•	The final exchange rate will equal the exchange rate on July 29, 2015, which we refer to as the valuation date.
•
The exchange rate will equal, on any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of BRL per one USD), as determined by reference to the rate displayed on Reuters page “BRFR” on such currency business day.

•	Investing in the LASERS is not equivalent to investing in the BRL or in the USD.
•	The LASERS will not be listed on any securities exchange.
•	The CUSIP number for the LASERS is 617482SQ8. The ISIN number for the LASERS is US617482SQ81.
You should read the more detailed description of the LASERS in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of LASERS.”
The LASERS are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-12.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these LASERS, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER LASERS

	Price to Public	Fees and Commissions(1)(2)	Proceeds to Issuer
Per LASERS	$1,000	$22.50	$977.50
Total	$400,000	$9,000	$391,000

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of LASERS purchased by that investor. The lowest price payable by an investor is $992.50 per LASERS.  Please see “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-25 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each LASERS they sell.  Please see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for information about fees and commissions.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.
The LASERS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the LASERS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the LASERS, see the section of this pricing supplement called “Description of LASERS—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the LASERS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The LASERS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The LASERS may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The LASERS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the LASERS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the LASERS, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the LASERS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The LASERS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the LASERS may be circulated or distributed, nor may the LASERS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where LASERS are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the LASERS pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)    where no consideration is or will be given for the transfer; or

(3)    where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Currency LASERS due August 2, 2015 Based on the Performance of the Brazilian Real Relative to the U.S. Dollar, which we refer to as the LASERS, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The LASERS offered are medium-term debt securities of Morgan Stanley.  The LASERS are for investors who seek a BRL/USD exchange rate-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the currency performance is above the downside threshold value.  The LASERS do not guarantee the return of any principal at maturity, and all payments on the LASERS are subject to the credit risk of Morgan Stanley.

Each LASERS costs $1,000
We, Morgan Stanley, are offering the Currency LASERS due August 2, 2015 Based on the Performance of the Brazilian Real Relative to the U.S. Dollar, which we refer to as the LASERS.  The stated principal amount and original issue price of each LASERS is $1,000.

The original issue price of the LASERS includes the agent’s commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the LASERS reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the LASERS.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of LASERS—Use of Proceeds and Hedging.”

The LASERS do not guarantee repayment of any principal at maturity; no interest
Unlike ordinary debt securities, the LASERS do not pay interest and do not guarantee the repayment of any of the principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of LASERS that you hold an amount in cash that will vary depending on the currency performance as of July 29, 2015, which we refer to as the valuation date.  If the currency performance is less than -50%, the payment at maturity will be at least 50% less than the stated principal amount of the LASERS and could be zero.  There is no minimum payment at maturity and, accordingly, investors may lose their entire initial investment in the LASERS.

Payment at maturity depends on the currency performance
At maturity, you will receive for each $1,000 stated principal amount of LASERS that you hold an amount in cash equal to the stated principal amount plus the currency return amount.  This payment may be greater than or less than the stated principal amount.

The currency return amount will be calculated differently depending on whether or not the currency performance as of the valuation date is less than or equal to the downside threshold value:

•
if the currency performance is greater than the downside threshold value, the currency return amount will equal the stated principal amount times the greater of (i) the currency performance and (ii) the fixed percentage

•	if the currency performance is less than or equal to the downside threshold value, the currency return amount will equal the stated principal amount times the currency performance where,

downside threshold value = -50%

fixed percentage = 26%

and

currency performance	=	1	−	final exchange rate initial exchange rate

, provided that in no event will the currency performance be less than -100%.

The currency performance formula effectively limits the positive currency performance to 100% and therefore limits the maximum payment at maturity per LASERS to $2,000, but the formula does not limit the downside and you can lose your entire initial investment in the LASERS.

and where,

initial exchange rate =	2.0313, which is the exchange rate on July 30, 2012, which we refer to as the pricing date

final exchange rate =	the exchange rate on July 29, 2015, which we refer to as the valuation date, subject to adjustment for non-currency business days exchange rate =
on any currency business day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of BRL per one USD), as determined by reference to the rate displayed on Reuters page “BRFR” on such currency business day

On PS-8, we have provided sections titled “How Does the BRL/the USD Exchange Rate Work?” and “How Does the Currency Performance Formula Work?” and on PS–9, we have provided a graph titled “Hypothetical Payouts on the LASERS at Maturity,” which illustrates the performance of the LASERS at maturity over a range of hypothetical currency performances.  The graph does not show every situation that can occur.

You can review the historical values of the exchange rate in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-23.  You cannot predict the future exchange rate based upon its historical performance.

Investing in the LASERS is not equivalent to investing in the BRL or the USD.

The appreciation potential of the LASERS is limited by the currency performance formula	The formula used to calculate the currency performance limits the positive currency performance to 100%. As a result, in no event will the payment at maturity per LASERS be greater than $2,000.

The currency performance formula will diminish any appreciation and magnify any depreciation of the Brazilian real relative to the U.S. dollar
The LASERS do not provide a “linear return” on the performance of the BRL relative to the USD.  A “linear return” is the return that would be achieved by converting a notional amount of the USD into BRL at the initial exchange rate and then, on the valuation date, converting the resulting amount of BRL back into USD at the final exchange rate. Instead, the return on the LASERS will be determined by reference to the currency performance formula described in this document.  The currency performance formula will magnify any depreciation and diminish any appreciation in the BRL relative to the USD as compared to a linear return, and these effects will increase the more the BRL appreciates or depreciates. One consequence of this is that, if the BRL depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the LASERS.

Morgan Stanley Capital Services LLC will be the Calculation Agent
We have appointed our affiliate, Morgan Stanley Capital Services LLC, which we refer to as MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior securities.  As calculation agent, MSCS has determined the initial exchange rate and will determine the final exchange rate, the currency performance and the payment that you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the LASERS, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of LASERS —Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-25.

Where you can find more information on the LASERS
The LASERS are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Notes—General Terms of Notes” and “—Currency-Linked Notes” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

Because this is a summary, it does not contain all of the information that may be important to you. For a detailed description of the terms of the LASERS, you should read the section of this pricing supplement called “Description of LASERS.” You should also read about some of the risks involved in investing in LASERS in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in currency-linked securities such as the LASERS may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the LASERS.

How to reach us	You may contact your local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.

HOW DOES THE BRL/USD EXCHANGE RATE WORK?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.  The exchange rate for the Brazilian real is expressed as the number of units of the Brazilian real per U.S. dollar.

•
As a result, a decrease in the exchange rate means that the Brazilian real has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the Brazilian real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.50 reflects a strengthening of the BRL, relative to the USD, as compared to an exchange rate of 2.00.

•
Conversely, an increase in the exchange rate means that the Brazilian real has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the Brazilian real to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 2.10 reflects a weakening of the BRL relative to the USD, as compared to an exchange rate of 2.00.

HOW DOES THE CURRENCY PERFORMANCE FORMULA WORK?

The currency performance formula used to calculate the payment at maturity for the LASERS effectively limits the positive currency performance to 100%, and will magnify any depreciation and diminish any appreciation in the BRL relative to the USD as compared to a linear return.  The actual initial exchange rate is set forth on the cover page of this document and is different from that used in the examples below.

•	In the example below, the Brazilian real strengthens from the initial exchange rate of 2.00 to the final exchange rate of 1.80, resulting in the currency performance of 1 – (1.80 / 2.00) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	1.80

•
In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 2.00 to the final exchange rate of 0.0001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.0001 / 2.00) = approximately 99.99%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	0.0001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance will be no greater than 100%.  Therefore, the currency performance formula effectively limits the maximum payment at maturity per LASERS to $2,000.

•	In the example below, the Brazilian real weakens from the initial exchange rate of 2.00 to the final exchange rate of 4.00, resulting in the currency performance of 1 – (4.00 / 2.00) = –100%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
2.00	4.00

This example illustrates that, because of the way currency performance is calculated, if the BRL depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the LASERS.  It is important to note that, in any scenario in which the exchange rate changes from the pricing date to the valuation date, the currency performance will always underperform a performance percentage calculated using a linear return formula.

The actual initial exchange rate and final exchange rate will vary from those used in the examples above.

HYPOTHETICAL PAYOUTS ON THE LASERS AT MATURITY

For each LASERS, the following graph illustrates the payment at maturity for a range of hypothetical currency performance.  The graph is based on the following terms:

Stated Principal Amount per LASERS:	$1,000
Downside Threshold Value:	-50%
Fixed Percentage:	26%

*Because of the way currency performance is calculated, in no event will the currency performance exceed 100%. As a result, the maximum payment at maturity is limited to $2,000 per LASERS.

How it works

•
Upside Scenario.  If the currency performance is greater than the downside threshold value, the investor would receive $1,000 plus $1,000 times the greater of (i) the currency performance and (ii) the fixed percentage of 26%.  Under the terms of the LASERS, an investor would receive a payment at maturity of $1,260 per LASERS if the currency performance is no more than 26%, and would receive $1,000 plus an amount that represents a 1 to 1 participation in the positive currency performance if the currency performance is greater than 26%.  Because the currency performance formula effectively limits the positive currency performance to 100%, in no event will the payment at maturity per LASERS be greater than $2,000.

•
Downside Scenario.  If the currency performance is equal to or less than the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the negative currency performance.  For example, if the currency performance is -60%, the payment at maturity would be $400 per LASERS (40% of the stated principal amount).

HYPOTHETICAL EXAMPLES

Below are four examples of how to calculate the currency performance and the payment at maturity based on hypothetical final exchange rates.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rate for the BRL is expressed as the number of units of the BRL per USD.

The examples below reflect the downside threshold value of -50% and the fixed percentage of 26% and assume a hypothetical initial exchange rate of 2.00.  The numbers appearing in the examples below may have been rounded for ease of analysis.  The actual initial exchange rate is set forth on the cover page of this document and is different from that used in the examples below.  The actual final exchange rate will vary from those used in the examples below.

EXAMPLE 1: The BRL appreciates relative to the USD and the currency performance is greater than the hypothetical fixed percentage.  Your return is greater than the fixed percentage-based return, and you will fully participate in the positive currency performance.

Hypothetical final exchange rate	=	1.20
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (1.20 / 2.00)
	=	40%
Currency return amount	=	stated principal amount x [the greater of (i) currency performance and (ii) fixed percentage]
	=	$1,000 x 40%
	=	$400
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,400
Payment at maturity = $1,400 per LASERS

EXAMPLE 2: The BRL has depreciated relative to the USD, but the currency performance is still greater than the downside threshold value.  You receive the fixed percentage-based return.

Hypothetical final exchange rate	=	2.20
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (2.20 / 2.00)
	=	–10%
Currency return amount	=	stated principal amount x [the greater of (i) currency performance and (ii) fixed percentage]
	=	$1,000 x 26%
	=	$260
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,260
Payment at maturity = $1,260 per LASERS

EXAMPLE 3: The BRL has depreciated relative to the USD and the currency performance is equal to the downside threshold value.  You are fully exposed to the negative currency performance.

Hypothetical final exchange rate	=	3.00
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (3.00 / 2.00)

	=	–50%
Currency return amount	=	stated principal amount x currency performance
	=	$1,000 x (–50%)
	=	–$500
Payment at maturity	=	stated principal amount + currency return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the currency return amount is negative.
	=	$1,000 + (–$500)
	=	$500
Payment at maturity = $500 per LASERS

EXAMPLE 4: The BRL has depreciated relative to the USD and the currency performance is -100%.  You are fully exposed to the negative currency performance and lose your entire initial investment in LASERS.

Hypothetical final exchange rate	=	4.00
Currency performance	=	1 – (final exchange rate / initial exchange rate)
	=	1 – (4.00 / 2.00)
	=	–100%
Currency return amount	=	stated principal amount x currency performance
	=	$1,000 x (–100%)
	=	–$1,000
Payment at maturity	=	stated principal amount + currency return amount
	=	$1,000 + (–$1,000)
	=	$0
Payment at maturity = $0 per LASERS

This example illustrates that, because of the way currency performance is calculated, if the BRL depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and investors will lose their entire initial investment in the LASERS.  In no event will the currency performance be less than -100%.

RISK FACTORS

The LASERS are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the LASERS do not pay interest and do not guarantee the return any principal at maturity.  This section describes the most significant risks relating to the LASERS.  For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus.

The LASERS do not pay interest or guarantee return of any principal.
The terms of the LASERS differ from those of ordinary debt securities in that the LASERS do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the currency performance is less than or equal to the downside threshold value, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each LASERS by an amount proportionate to the negative currency performance.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the LASERS at Maturity” on PS–9.

You will not benefit from the fixed percentage if the currency performance is at or below the downside threshold value.
If the currency performance is less than or equal to the downside threshold value, the payment at maturity will solely depend on the currency performance on the valuation date and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 26%.  As a result, you will be exposed on a 1 to 1 basis to any negative currency performance.

The appreciation potential of the LASERS is limited by the currency performance formula.	The formula used to calculate the currency performance limits the positive currency performance to 100%. As a result, in no event will the payment at maturity per LASERS be greater than $2,000.

The currency performance formula will diminish any appreciation and magnify any depreciation of the Brazilian real relative to the U.S. dollar.
The LASERS do not provide a “linear return” on the performance of the BRL relative to the USD.  A linear return would reflect the return that would be achieved by converting a notional amount of the USD into the BRL at the initial exchange rate and then, on the valuation date, converting the resulting amount of the BRL back into the USD at the final exchange rate. Instead, the return on the LASERS will be determined by reference to the currency performance formula described in this document, which do not reflect a linear return.  Under this formula, any appreciation of the BRL relative to the USD will be diminished, as compared to a linear return, while any depreciation of the BRL relative to the USD will be magnified, as compared to a linear return.  Moreover, the diminishing effect on any appreciation of the BRL relative to the USD increases as the currency performance increases, and the magnifying effect on any depreciation of the BRL relative to the USD increases as the currency performance decreases. This magnifying effect on any depreciation of the BRL means that if the BRL depreciates in value by 50% relative to the USD (based on a linear return), the currency performance will be -100% and you will lose your entire initial investment in the LASERS.  Accordingly, your payment at maturity may be less than if you had invested in similar securities that provide linear returns.

The LASERS are subject to currency exchange risk.
Fluctuations in the exchange rate between the BRL and the USD will affect the value of the LASERS.  The exchange rate between the BRL and the USD is volatile and is the result of numerous factors specific to Brazil and the United States including the supply of, and the demand for, the BRL, as well as government policy, intervention or actions, but is also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Brazil and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in Brazil and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance.  The weakening of the BRL relative to the USD may have a material adverse effect on the value of the LASERS and the return on an investment in the LASERS.

The market price of the LASERS may be influenced by many unpredictable factors.
Several factors, many of which are beyond our control, will influence the value of the LASERS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the LASERS in the secondary market.  We expect that generally the exchange rate of the BRL relative to the USD on any day will affect the value of the LASERS more than any other single factor.  Other factors that may influence the value of the LASERS include:

•	the exchange rate in relation to the downside threshold value at any time;

•	the volatility (frequency and magnitude of changes in value) of the exchange rate;

•	interest and yield rates in the U.S. and in Brazil;

•	geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the BRL, the USD or currency markets generally and that may affect the final exchange rate;

•	the time remaining until the maturity of the LASERS;

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your LASERS prior to maturity.  For example, you may have to sell your LASERS at a substantial loss if, at the time of sale, the currency performance is equal to or less than -50%.

The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.
You are dependent on Morgan Stanley’s ability to pay all amounts due on the LASERS at maturity, and, therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

The LASERS are exposed to a single emerging markets currency and therefore expose you to a significant non-diversified currency risk.
The LASERS are linked to the performance of a single emerging markets currency, the BRL, and therefore are subject to risk of significant adverse fluctuations in the performance of the BRL relative to the USD.  The LASERS do not provide diversified exposure to currencies generally.  As an emerging markets currency, the BRL is subject to an increased risk of significant adverse fluctuations in value.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the LASERS.

The exchange rate between the BRL and the USD is primarily affected by the supply and demand for the two currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the BRL relative to the USD.  In 1999, the BRL suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the BRL for USD as well as to regulate the flow of the BRL into and out of the country.

Since then, the exchange rate has fluctuated considerably.  In 2009, the BRL depreciated sharply against the USD but has since recovered somewhat.  The BRL is not freely convertible into foreign currencies.  While there have been some initial steps taken in the last few years to move towards a more free convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions.  In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility.  Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Government intervention in the currency markets could materially and adversely affect the value of the LASERS.
Specific currencies’ exchange rates can be highly volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those of Brazil and the United States, may use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the LASERS is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the LASERS in the event that the floating exchange rate between the BRL and the USD should become fixed.  Nor will there be any offsetting adjustment or change in the event of any other devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the BRL, or any other currency. Therefore, any significant changes or governmental actions with respect to the BRL, the USD or any other currency that result in the weakening of the BRL relative to the USD may have a material adverse effect on the value of the LASERS and the return on an investment in the LASERS.

In addition, if the BRL is lawfully eliminated, converted, redenominated or exchanged by Brazil during the term of the LASERS, the calculation agent, in its sole discretion, will determine the exchange rate for the BRL (or make such adjustment to the exchange rate, as required) on the valuation date, and this determination may adversely affect the payment at maturity, if any.

Even though currencies trade around the clock, the LASERS will not.
The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the LASERS, if any trading market develops, will not conform to the hours during which the BRL and the USD are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the LASERS.  The possibility of these movements should be taken into account in relating the value of the LASERS to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the exchange rate between the BRL and the USD used to calculate the currency performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

Suspension or disruptions of market trading in the BRL may adversely affect the value of the LASERS.
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rate of between the BRL and the USD and, therefore, the value of the LASERS.

The amount payable on the LASERS is not linked to the BRL/USD exchange
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances

rate at any time other than the valuation date.	could adversely affect the exchange rate of between the BRL and the USD and, therefore, the value of the LASERS.

Investing in the LASERS is not equivalent to investing directly in the BRL.
Investing in the LASERS is not equivalent to investing directly in the BRL.  You may receive a lower payment at maturity than you would have received if you had invested directly in the BRL.  The currency performance is dependent solely on the formula stated above and not on any other formula that could be used for calculating currency performances.

The LASERS will not be listed and secondary trading may be limited.
The LASERS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the LASERS. MS & Co. may, but is not obligated to, make a market in the LASERS. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS. Accordingly, you should be willing to hold your LASERS to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.
As calculation agent, MSCS has determined the initial exchange rate, will determine the final exchange rate and the currency performance, and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MSCS, in its capacity as calculation agent, including with respect to the calculation of the exchange rate in the event of a discontinuance of reporting of the BRL/USD exchange rate, may adversely affect the payout to you at maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the LASERS (and possibly to other instruments linked to the BRL and/or the USD), including trading in futures, forwards and/or options contracts on the BRL; as well as in other instruments related to the BRL and/or USD. Some of our subsidiaries also trade the BRL and other financial instruments related to the BRL on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the value of the BRL relative to the USD on the pricing date and, as a result, could have increased the value relative to the USD that the BRL must attain on the valuation date so that you do not suffer a loss on your initial investment in the LASERS.  Additionally, such hedging or trading activities during the term of the LASERS could potentially affect the exchange rate of the BRL on the valuation date and, accordingly, the amount of cash you will receive at maturity, if any.

The material U.S. federal income tax consequences of an investment in the LASERS are uncertain
There is no direct legal authority as to the proper treatment of the LASERS for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the LASERS are uncertain.

Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the LASERS.  We intend to treat a LASERS for U.S. federal income tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected and because the payment on the LASERS is linked to a foreign currency, it is likely that the LASERS will be subject to Section 988 of the Internal Revenue Code of 1986, as amended (the “Code”).  In that case, subject to the election discussed in the next sentence, any gain or loss recognized by a U.S. Holder will be ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the LASERS.

The Internal Revenue Service (the “IRS”) could assert that the LASERS should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  Because the LASERS provide for the return of principal except where the currency performance is less than or equal to the downside threshold value, the risk that the LASERS would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions.  Moreover, in 2007, the IRS issued a revenue ruling holding that a financial instrument, which is issued and redeemed for U.S. dollars, but provides a return determined by reference to a foreign currency and related market interest rates, is a debt instrument denominated in the foreign currency.  While the LASERS are distinguishable in meaningful respects from the instrument described in the revenue ruling, future guidance that extends the scope of the revenue ruling could materially and adversely affect the tax consequences of an investment in the LASERS for U.S. Holders, possibly with retroactive effect.  Alternatively, the IRS could also assert that a LASERS constitutes a “Section 1256 Contract” that is subject to the “mark-to-market rule” under Section 1256 of the Code, in which case a holder would recognize gain or loss in each year as if the LASERS, or a portion thereof, were sold for its fair market value on the last business day of the year.  We do not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the section entitled “United States Federal Taxation” in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the LASERS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by the aforementioned notice and revenue ruling, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF LASERS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “LASERS” refers to each $1,000 stated principal amount of our Currency LASERS due August 2, 2015 Based on the Performance of the Brazilian Real Relative to the U.S. Dollar.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$400,000

Pricing Date	July 30, 2012

Original Issue Date (Settlement Date)	August 2, 2012 (3 Business Days after the Pricing Date)

Maturity Date	August 2, 2015

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per LASERS

Original Issue Price	$1,000 per LASERS

CUSIP Number	617482SQ8

ISIN Number	US617482SQ81

Denominations	$1,000 and integral multiples thereof

Minimum Purchase Amount	1 LASERS ($1,000)

Payment at Maturity
You will receive for each $1,000 Stated Principal Amount of LASERS that you hold a Payment at Maturity equal to the Stated Principal Amount plus the Currency Return Amount.  This amount may be greater than or less than the Stated Principal Amount.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each LASERS, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the LASERS to the Trustee for delivery to DTC, as holder of the LASERS, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Currency Return Amount	The Currency Return Amount will be determined by the Calculation Agent and will equal:

•	if the Currency Performance is greater than the Downside Threshold Value, an amount equal to the Stated Principal

Amount times the greater of (i) the Currency Performance and (ii) the Fixed Percentage; or

•	if the Currency Performance is less than or equal to the Downside Threshold Value, an amount equal to the Stated Principal Amount times the Currency Performance.

Downside Threshold Value	-50%

Fixed Percentage	26%

Currency Performance
One minus a fraction, the numerator of which is the Final Exchange Rate and the denominator of which is the Initial Exchange Rate, as described by the following formula and determined by the Calculation Agent:

1 –	Final Exchange Rate
Initial Exchange Rate

, provided that in no event will the Currency Performance be less than -100%.

Initial Exchange Rate	2.0313, which is the Exchange Rate on the Pricing Date.

Final Exchange Rate	The Exchange Rate on the Valuation Date, as determined by the Calculation Agent.

Valuation Date	July 29, 2015, provided that if such date is not a Currency Business Day, the Valuation Date will be the immediately preceding Currency Business Day.

Exchange Rate
On any Currency Business Day, the rate for conversion of the Brazilian real into U.S. dollars (expressed as the number of units of Brazilian real per one U.S. dollar) as determined by reference to the rate displayed on the Reference Source on such Currency Business Day, as determined by the Calculation Agent; provided that if (i) no such rate is displayed on the Reference Source for such day, (ii) such day is an Unscheduled Holiday, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the Reference Source is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of Brazilian real into U.S. dollars determined by at least five independent leading dealers, selected by the Calculation Agent (the “Reference Dealers”) in the underlying market for the Brazilian real taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such Reference Dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of the Brazilian real into U.S. dollars determined by the Reference Dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the Reference Dealers on such date for any reason, the Exchange Rate for the Brazilian real shall be the exchange rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent;

provided yet further that, if a Price Materiality Event (as defined below) occurs, the Exchange Rate for Brazilian real shall be the rate as determined in the definition of “Price Materiality Event” below.

Quotations of Morgan Stanley & Co. LLC (“MS & Co.”) or the Calculation Agent or any of their affiliates may be included in the calculation of the mean described above, but only to the extent that any such bid is the highest of the quotes obtained.

If the Brazilian real is lawfully eliminated, converted, redenominated or exchanged by Brazil after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, will determine the Final Exchange Rate (or make such adjustment to the Initial Exchange Rate) on the Valuation Date, in accordance with legal requirements and market practice.

Reference source	Reuters page: BRFR, or any other display page that may replace that display page on Reuters and any successor service thereto.

Currency Business Day
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil or (y) New York City; and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil and (y) New York City.

Unscheduled Holiday
A day that is not a Currency Business Day with respect to the Brazilian real and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) for the Brazilian real on the date that is two Business Days prior to the Valuation Date.

Price Materiality Event
Price Materiality Event means, with respect to the Brazilian real, that (i) the exchange rate as displayed on the Reference Source for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five reference dealers (“Brazilian reference dealers’ rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the reference dealers, is more than 3%, then, in such case, the Exchange Rate for the Brazilian real on the Valuation Date will be the Brazilian reference dealers’ rate.  If such difference is less than 3%, then, in such case, the Exchange Rate for the Brazilian real will be determined as set forth in the definition of “Exchange Rate” above.

Book Entry Security or
Certificated Security
Book Entry.  The LASERS will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the LASERS.  Your beneficial interest in the LASERS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the LASERS, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior

Trustee	The Bank of New York Mellon

Agent	Morgan Stanley & Co. LLC (“MS & Co.”) and its successors

Calculation Agent	Morgan Stanley Capital Services LLC (“MSCS”) and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per LASERS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of LASERS will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the LASERS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Exchange Rate or the Final Exchange Rate.  MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default	In case an event of default with respect to the LASERS shall have occurred and be continuing, the amount declared due and payable per LASER upon any acceleration of the LASERS shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Exchange Rate as of the date of such acceleration as the Final Exchange Rate.

If the maturity of the LASERS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due with respect to the LASERS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Information
The following table sets forth the published high, low and end-of-quarter daily Brazilian real/U.S. dollar exchange rates, expressed as the number of Brazilian reals per one U.S. dollar for each quarter in the period from January 1, 2007 through July 30 2012.  The Brazilian real/U.S. dollar exchange rate on July 30, 2012 was 2.04120.  The graph following the table sets forth the historical performance of the Brazilian real relative to the U.S. dollar for the same period.  We obtained the information in the table below from Bloomberg Financial Markets (“Bloomberg”), without independent verification. We will not use Bloomberg to determine the applicable exchange rates.

The historical performance of the BRL relative to the USD should not be taken as an indication of future performance, and no assurance can be given as to the exchange rate on the Valuation Date.
	High	Low	Period End
2007
First Quarter	2.15230	2.04440	2.05940
Second Quarter	2.04780	1.90450	1.92900
Third Quarter	2.09300	1.83360	1.83360
Fourth Quarter	1.83900	1.73300	1.78000
2008
First Quarter	1.83060	1.66890	1.75190
Second Quarter	1.74440	1.59150	1.60370
Third Quarter	1.96340	1.56000	1.90460
Fourth Quarter	2.51270	1.91760	2.31450
2009
First Quarter	2.44730	2.17650	2.32280
Second Quarter	2.27380	1.92310	1.95180
Third Quarter	2.00920	1.76700	1.76700
Fourth Quarter	1.78660	1.69890	1.74450
2010
First Quarter	1.89500	1.72000	1.78130
Second Quarter	1.88360	1.72700	1.80470
Third Quarter	1.79260	1.68730	1.68730
Fourth Quarter	1.74160	1.65300	1.66130
2011
First Quarter	1.68910	1.62880	1.63180
Second Quarter	1.63620	1.56210	1.56330
Third Quarter	1.90550	1.53910	1.87930
Fourth Quarter	1.89800	1.67210	1.86680

2012
First Quarter	1.87140	1.69580	1.82680
Second Quarter	2.09070	1.81790	2.00940
Third Quarter (through July 30, 2012)	2.04780	1.98540	2.04120

Brazilian Real
January 1, 2007 through July 30, 2012

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.  The Original Issue Price of the LASERS includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the LASERS and the cost of hedging our obligations under the LASERS.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the LASERS by taking positions in forwards, futures and options contracts on the U.S. dollar and Brazilian real.  Such purchase activity could have increased the value of the Brazilian real relative to the U.S. dollar on the Pricing Date, and, therefore, could have increased the value relative to the U.S. dollar that the

Brazilian real must attain on the Valuation Date so that investors do not suffer a loss on their initial investments in the LASERS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the LASERS by purchasing and selling the U.S. dollar or Brazilian real or forwards or options contracts on the U.S. dollar and Brazilian real or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the Brazilian real/U.S. dollar exchange rate and, therefore, adversely affect the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of LASERS set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the LASERS directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided the actual price to public and Agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of LASERS purchased by that investor as set forth below.

Issue price	Selling concession	Principal amount of LASERS for any single investor
$1,000.00	$22.50	<$1MM
$996.25	$18.75	≥$1MM and <$3MM
$994.375	$16.875	≥$3MM and <$5MM
$992.50	$15.00	≥$5MM

The Agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the Agent repurchases the LASERS distributed by such dealers.

The Agent may distribute the LASERS through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $22.50 for each LASERS they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the LASERS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the LASERS.  Specifically, the Agent may sell more LASERS than it is obligated to purchase in connection with the offering, creating a naked short position in the LASERS for its own account.  The Agent must close out any naked short position by purchasing the LASERS in the open market after the offering.  A naked short position in the LASERS is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the LASERS in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the LASERS or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the LASERS.  Any of these activities may raise or maintain the market price of the LASERS above independent market prices or prevent or retard a decline in the market price of the LASERS.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the LASERS.  See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the LASERS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the LASERS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the LASERS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the LASERS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the LASERS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the LASERS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the LASERS.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The LASERS have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The LASERS may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The LASERS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the LASERS or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the LASERS, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the LASERS which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The LASERS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the LASERS may be circulated or distributed, nor may the LASERS  be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the LASERS are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the LASERS  pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Validity of the LASERS
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the LASERS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such LASERS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the LASERS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these LASERS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these LASERS are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these LASERS. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these LASERS.

Because we may be considered a party in interest with respect to many plans, these LASERS may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such LASERS on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these LASERS on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The LASERS are contractual financial instruments.  The financial exposure provided by the LASERS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the LASERS. The LASERS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the LASERS.

Each purchaser or holder of any LASERS acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the LASERS, (B) the purchaser or holder’s investment in the LASERS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the LASERS;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the LASERS and (B) all hedging transactions in connection with our obligations under the LASERS;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any LASERS to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the LASERS by the account, plan or annuity.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the LASERS issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the LASERS.  This discussion applies only to initial investors in the LASERS who:

•    purchase the LASERS at their “issue price,” which will equal the first price at which a substantial amount of the LASERS is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the LASERS as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the LASERS as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; and
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the LASERS is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the LASERS should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the LASERS or instruments that are similar to the LASERS for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  We intend to treat a LASERS for U.S. federal income tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the LASERS is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the LASERS (including possible alternative treatments of the LASERS) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each LASERS described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a LASERS that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the LASERS

Assuming the treatment of the LASERS as set forth above is respected, and subject to the discussion below concerning the potential application of Section 1256 of the Code, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the LASERS  prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the LASERS should equal the amount paid by the U.S. Holder to acquire the LASERS.

Sale, Exchange or Settlement of the LASERS.  Upon a sale, exchange or settlement of the LASERS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the LASERS sold, exchanged or settled.

Character of Gain or Loss.  Because the payment on the LASERS is linked to a foreign currency, it is likely that the LASERS will be subject to Section 988 of the Code. In that case, subject to the election discussed in the next sentence, any gain or loss recognized on the LASERS (including any gain or loss resulting from the possible application of Section 1256 of the Code discussed below) generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss under Section 988(a)(1)(B) of the Code (the “Section 988 election”), it is unclear whether the Section 988 election is available for the LASERS.  U.S. Holders should consult their tax advisers about the potential application of Section 988 of the Code and the Section 988 election.  In addition, assuming Section 988 of the Code applies to the LASERS and a valid Section 988 election is not made, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Application of Section 1256 of the Code

Special rules will apply if a LASERS, in whole or in part, constitutes a “Section 1256 Contract” under Section 1256 of the Code.  Section 1256 Contracts include, among others, “foreign currency contracts” as defined in Section 1256(g)(2)(A) of the Code.  If Section 1256 of the Code were to apply to a LASERS, U.S. Holders would be required (i) to recognize gain or loss on all, or a portion, of the LASERS as if it were sold at its fair market value on the last business day of each year it is held (the “mark-to-market rule”), and (ii) if the Section 988 election described above were available and validly made by a U.S. Holder, to treat such gain or loss as 40% short-term capital gain or loss and 60% long-term capital gain or loss.  In the absence of a valid Section 988 election, the gain or loss recognized would be ordinary.  U.S. Holders should consult their tax advisers regarding the potential application of Section 1256 of the Code to the LASERS.

Possible Alternative Tax Treatments of an Investment in the LASERS

Due to the absence of authorities that directly address the proper tax treatment of the LASERS, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat the LASERS as “contingent payment debt instruments” or “foreign currency contingent payment debt instruments” for U.S. federal income tax purposes. If the IRS were successful in asserting that the LASERS were either contingent payment debt instruments or foreign currency contingent payment debt instruments, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the LASERS every year at a “comparable yield” determined at the time of their issuance. Because the LASERS provide for the return of principal except where the Currency Performance is less than or equal to the Downside Threshold Value, the risk that the LASERS would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other currency-linked securities that do not contain similar provisions. Moreover, in 2007, the IRS released a revenue ruling in which it concluded that an instrument that resembled a U.S. dollar-denominated prepaid forward contract on the euro should be treated as euro-denominated indebtedness because the purchaser of the instrument initially invested the U.S. dollar equivalent of a fixed amount of euro (the “euro equivalent amount”), received an interest component based on market rates in respect of the euro and received the euro equivalent amount at maturity. The terms of the LASERS, however, are distinguishable from the facts underlying the revenue ruling in a number of material aspects (including the economic return on the LASERS not being determined based on a fixed amount of foreign currency). Thus, while the scope of the revenue ruling is not clear, we intend to take the position that the reasoning underlying the revenue ruling should not be applicable to the LASERS. However, the IRS could assert that the revenue ruling applies to the LASERS and that the LASERS should be treated as a debt instrument denominated in foreign currency.

Other alternative U.S. federal income tax treatments of the LASERS are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the LASERS.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the LASERS would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including the possible implications of the aforementioned revenue ruling and notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the LASERS and the proceeds from a sale, exchange or other disposition of the LASERS, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a LASERS that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of a LASERS is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS.

Tax Treatment upon Sale, Exchange or Settlement of the LASERS

In general. Assuming the treatment of the LASERS as set forth above is respected, a Non-U.S. Holder of the LASERS will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a LASERS were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the LASERS would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Non-U.S. Holders should note that because the characterization of the LASERS is unclear, payments made to you with respect to the LASERS may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a LASERS (or a financial institution holding the LASERS on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the LASERS should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the LASERS, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the LASERS to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the LASERS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the LASERS are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the LASERS.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the LASERS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the LASERS.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the LASERS” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the LASERS.